UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2011

PORTER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky, 40223

(Address of principal executive offices)

(502) 499-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 20, 2011, the board of directors of Porter Bancorp, Inc. established a new Risk Policy and Oversight Committee (“Oversight Committee”).

The Oversight Committee will lead the Board’s oversight of the assessment and management of the risks of Porter Bancorp and its wholly owned subsidiary PBI Bank, including credit risk, market risk, interest rate risk, investment risk, liquidity risk and reputational risk. In performing this function, the Oversight Committee will review and consult with the PBI Bank board with respect to:

•

Compliance with laws, regulations, and operational policies, including actions to be taken in response to examinations by, and any agreements and orders entered into with, bank regulatory authorities of PBI Bank, including the consent order PBI Bank recently entered into with the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions.

•	PBI Bank’s policies and/or programs relating to risk management, including monitoring the effectiveness of such policies and/or programs.

•	Identifying and monitoring significant risk exposure, as well as the potential financial and other impacts from such risks.

•	Implementing corrective actions with management in any areas of risk as deemed appropriate by the Committee.

•	Reviewing and monitoring the effectiveness of the management of PBI Bank’s lending activities.

•	Reviewing and monitoring the effectiveness of the management of asset/liability management activities.

•	Reviewing and monitoring the effectiveness of the management of operational risks.

The Oversight Committee will review and evaluate the concerns raised in the 13D filed by the Clinton Group LLC on July 11, 2011.

David L. Hawkins, W. Glenn Hogan, Sidney L. Monroe and W. Kirk Wycoff, each of whom is an independent director as defined by the corporate governance rules of The NASDAQ Stock Market, were appointed to the Oversight Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2011	PORTER BANCORP INC.

	By:	/s/ MARIA L. BOUVETTE
Maria L. Bouvette
President and Chief Executive Officer